 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1995

                                                      REGISTRATION NO. 33-62389
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   AMENDMENT

                                  NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        FEDERAL REALTY INVESTMENT TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
         DISTRICT OF COLUMBIA                        52-0782497
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)
                               4800 HAMPDEN LANE
                           BETHESDA, MARYLAND 20814
                                (301) 652-3360
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                   STEVEN J. GUTTMAN, PRESIDENT AND TRUSTEE
                        FEDERAL REALTY INVESTMENT TRUST
                               4800 HAMPDEN LANE
                           BETHESDA, MARYLAND 20814
                                (301) 652-3360
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                          THOMAS F. COONEY, III, ESQ.
                          KIRKPATRICK & LOCKHART LLP
                              1800 M STREET, N.W.
                            WASHINGTON, D.C. 20036

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED OCTOBER 3, 1995

                                 337,527 SHARES

            [LOGO OF FEDERAL REALTY INVESTMENT TRUST APPEARS HERE]

                                 COMMON SHARES

  Federal Realty Investment Trust (the "Trust") is an owner, operator and redeveloper of community and neighborhood shopping centers and retail buildings. Founded in 1962, the Trust is a self-administered real estate investment trust that manages, leases and supervises renovation of its properties. At June 30, 1995, the Trust owned 53 community and neighborhood shopping centers, eleven retail buildings and one apartment complex. On September 22, 1995, the Trust privately placed 337,527 common shares of beneficial interest, no par or stated value (the "Shares"), to the shareholders of a corporation ("Holders") as consideration for the net assets and liabilities of the corporation ("Private Placement"), consisting primarily of a shopping center encumbered by a mortgage. The Shares offered hereby, or which may be offered hereby, are offered by or for the accounts of the Holders, none of which are "affiliates" of the Trust, as that term is defined in Rule 405 of the Securities Act of 1933, as amended. The Holders have advised the Trust that sales of the Shares may be made, from time to time, by or for the account of the Holders, on the New York Stock Exchange (once such Shares have been included for listing thereon), in private transactions, or otherwise, through broker-dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Broker-dealers may either act as agent for a Holder or may purchase any of the Shares as principal and thereafter may sell such Shares, from time to time, in transactions on the New York Stock Exchange at market prices prevailing at the time of sale, or at negotiated prices.

  Pursuant to an agreement with the Trust, all expenses incurred by the Trust in connection with this offering are to be borne by the Trust except for brokers' commissions, if any, taxes and other similar selling expenses which are to be borne by the Holders. The Trust's Shares are listed on the New York Stock Exchange under the Symbol "FRT." The last reported sale price for the Shares on October 2, 1995 was $23 1/8.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
    THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

                                  -----------

                The date of this Prospectus is October  , 1995.

                             AVAILABLE INFORMATION

  The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Trust can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York.

  The Trust will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to Kathy Klein, Director--Corporate Communications, Federal Realty Investment Trust, 4800 Hampden Lane, Bethesda, Maryland 20814 (telephone 301/652-3360).

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Trust with the Commission are incorporated in this Prospectus by reference and are made a part thereof:

    1. The Trust's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1994.

    2. The Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

    3. The Trust's Current Reports on Form 8-K filed with the Commission on May 26, 1995, August 16, 1995 and September 22, 1995.

    4. Any documents the Trust subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.

                               ----------------

                                   THE TRUST

  Federal Realty Investment Trust (the "Trust") is an owner, operator and redeveloper of community and neighborhood shopping centers and retail buildings. Founded in 1962, the Trust is a self-administered real estate investment trust that manages, leases and supervises renovation of its properties. At June 30, 1995, the Trust owned 53 community and neighborhood shopping centers, eleven retail buildings, and one apartment complex. At that date, the shopping center portfolio had approximately 11.5 million rentable square feet. At June 30, 1995, the occupancy rate of the core shopping center portfolio (which excluded centers acquired in the previous twelve months and centers under redevelopment) was 94%. Including all shopping centers owned at June 30, 1995, the occupancy rate was also 94%.

  The Trust, a District of Columbia business trust of unlimited duration, maintains its offices at 4800 Hampden Lane, Bethesda, Maryland 20814 (telephone 301/652-3360).

                              RECENT DEVELOPMENTS

  The Trust intends to continue its acquisition and redevelopment activities in the second half of 1995. Acquisitions are being considered in the Trust's core major metropolitan markets of New York/New Jersey, Philadelphia and Baltimore/Washington, D.C. as well as the Chicago, Illinois and Boston, Massachusetts markets. In addition, the Trust is seeking to acquire additional retail buildings in densely developed urban and suburban areas and is also pursuing site acquisitions in its core markets to permit the Trust to develop new shopping centers. In August 1995, the Trust purchased a retail building in Westfield, New Jersey for approximately $2.1 million. On August 1, 1995, the Trust sold North City Shopping Center for $1.8 million. In September 1995, the Trust purchased a retail building in Brookline, Massachusetts for approximately $3.7 million, and a retail building in Evanston, Illinois for approximately $1 million. On September 22, 1995, the Trust purchased Bristol Shopping Plaza in Bristol, Connecticut for approximately $19 million. In connection with this transaction, the Trust assumed a mortgage with a balance of approximately $11.3 million and issued the Shares valued at $21.75 per Share.

                                USE OF PROCEEDS

  The Trust will receive no proceeds from the sale, if any, of the Shares by the Holders.

                  PRICE RANGE OF THE SHARES AND DISTRIBUTIONS

  The Trust's Shares are listed on the New York Stock Exchange under the symbol FRT. The following table sets forth the high and low sale prices of the Shares for the periods indicated and the distributions made per Share in such periods.

                                                  DISTRIBUTIONS
                                HIGH      LOW         PAID
                                ----      ----    -------------
      1993
      1st Quarter.............   $29      $23 7/8     $.385
      2nd Quarter.............    28 7/8   24 3/4      .385
      3rd Quarter ............    30 1/4   25 1/2      .385
      4th Quarter.............    29 7/8   24 1/8      .39
      1994
      1st Quarter.............   $29 1/2  $23         $.39
      2nd Quarter.............    25 7/8   23 1/2      .39
      3rd Quarter ............    26 1/8   21          .39
      4th Quarter.............    23 3/4   19 5/8      .395
      1995
      1st Quarter.............   $22      $20 1/4     $.395
      2nd Quarter.............    22 5/8   19 3/4      .395
      3rd Quarter ............    23 5/8   21 1/8      .395
      4th Quarter (through Oc-
       tober 2) ..............    23 5/8   23 1/4

  The last reported sale price of the Shares on the New York Stock Exchange on October 2, 1995, was $23 1/8 per Share. As of December 31, 1994, there were 4,549 registered holders of Shares.

  The Trust has made 131 consecutive quarterly distributions and has increased its distribution rate every year for each of the last 28 years. On September 13, 1995 the Trust declared its quarterly dividend in the amount of $.41 per Share, payable October 13, 1995. The current indicated annual distribution rate is $1.64 per Share. The Trust's ability to make distributions depends on a number of factors, including its net cash provided by operating activities, capital commitments and debt repayment schedules.

  For federal income tax purposes, distributions made to shareholders may consist of ordinary income, capital gains distributions, non-taxable return of capital or a combination thereof. Distributions that exceed the Trust's current and accumulated earnings and profits constitute a return of capital and reduce the shareholder's basis in his Shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's basis in his Shares, it will generally be treated as gain from the sale or exchange of that shareholder's Shares. If the Trust designates certain distributions as capital gains distributions in accordance with
Section 857(b)(3)(B) and (C) of the Internal Revenue Code of 1986, as amended (the "Code"), such distributions will be taxable as long-term capital gains to the shareholder, regardless of the length of time the shareholder has held his Shares. Under Section 291 of the Code, however, a corporate shareholder may be required to treat up to 20% of a capital gains distribution as ordinary income. Any loss upon the sale or exchange of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gains distributions received by the shareholder. The Trust annually notifies shareholders as to the taxability of distributions made during the preceding year. Since 1990, cash distributions per Share made to shareholders have been taxable as set forth below.

                                               1990  1991   1992   1993   1994
                                               ----- ----- ------ ------ ------
   Ordinary income............................ $1.05 $ .83 $ .610 $1.095 $ .815
   Capital gains..............................   .06
   Return of capital..........................   .31   .66   .915   .450    .75
                                               ----- ----- ------ ------ ------
   Total Distributions made................... $1.42 $1.49 $1.525 $1.545 $1.565
                                               ===== ===== ====== ====== ======

  The Trust offers a dividend reinvestment plan which allows its shareholders to automatically reinvest distributions, as well as make voluntary cash payments towards the purchase of additional Shares.

                        DETERMINATION OF OFFERING PRICE

  The Shares offered hereby, or which may be offered hereby, will be offered at prevailing market prices at the time of such sale or at negotiated prices.

                             PLAN OF DISTRIBUTION

  Sales of the Shares by the Holders, if any, will be made in open market transactions on the New York Stock Exchange (once the Shares are included for listing thereon), or in private transactions. Broker-dealers may either act as agent for a Holder or may purchase any of the Shares as principal and thereafter may sell such Shares, from time to time, in transactions on the New York Stock Exchange at market prices prevailing at the time of sale, or at negotiated prices.

                           SELLING SECURITY HOLDERS

  The Holders are the Carpenter Realty Company, Colonial Realty Corp. and Blair Beach, constituting all of the shareholders of Bristol Shopping Plaza, Inc. The Trust privately placed the Shares with the Holders as consideration for the net assets and liabilities of Bristol Shopping Plaza, Inc., valued at approximately $7.7 million and consisting primarily of a 250,000 square foot shopping center in Bristol, Connecticut. None of the Holders has had any material relationship or held any position or office with the Trust or any of its affiliates. At September 22, 1995, the table below sets forth the ownership by the Holders of Shares of the Trust and the amount of Shares to be offered by each Holder:

                                                                  SHARES OFFERED
      HOLDER                                          SHARES HELD     HEREBY
      ------                                          ----------- --------------
      Carpenter Realty Company.......................   112,509      112,509
      Colonial Realty Corp...........................   112,509      112,509
      Blair Beach....................................   112,709      112,509

                             DESCRIPTION OF SHARES

  The Shares are issued pursuant to the Third Amended and Restated Declaration of Trust (the "Declaration of Trust"). The Shares (no par or stated value) are equal with respect to distribution and liquidation rights, are not convertible, have no preemptive rights to subscribe for additional Shares, are nonassessable (except as described under "Shareholder Liability" below) and are transferrable in the same manner as shares of a corporation. Each shareholder is entitled to one vote in person or by proxy for each Share registered in his name and has the right to vote on the election or removal of Trustees, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Trust or to sell or dispose of substantially all of the Trust's property and with respect to certain business combinations. The Trust will have perpetual existence unless and until dissolved and terminated. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trustees. The Shares offered hereby by the Trust will be, when issued, fully paid and nonassessable (except as described under "Shareholder Liability" below). Without shareholder approval, the Trust may issue an unlimited number of securities, warrants, rights, or other options to purchase Shares and other securities convertible into Shares. None of the Shares being offered hereby is being offered by or on behalf of the Trust.

  Several provisions in the Declaration of Trust may have the effect of deterring a take-over of the Trust. These provisions (i) establish the percentage of outstanding Shares required to approve certain matters, including removal of a Trustee, amendment of any Section of the Declaration of Trust that provides for a shareholder vote, the reorganization, merger, consolidation, sale or termination of the Trust and a sale of substantially all of the assets of the Trust, at 80% unless the matter to be acted upon is approved or recommended by the Board of Trustees in which event the percentage is 66 2/3%; (ii) restrict ownership of the Trust's outstanding Shares by a single person to 9.8% of such Shares unless otherwise approved by the Board of Trustees to assist in protecting and preserving the qualification of the Trust as a real estate investment trust under the Code; and (iii) include a "fair price" provision that would deter a "two-stage" take-over transaction by requiring an 80% vote of outstanding Shares for certain defined "business combinations" with shareholders owning more than 9.8% of Shares or their affiliates if the transaction is neither approved by the Board of Trustees nor meets certain price and procedural conditions.

  In addition, the Declaration of Trust includes provisions for (i) the classification of Trustees into three classes serving three year staggered terms and (ii) the authorization of Trustees to issue an unlimited number of Shares and to issue additional classes of equity securities in unlimited numbers with such rights, qualifications, limitations or restrictions as are stated in the Board of Trustees' resolution establishing such class of securities.

  On April 13, 1989, the Trustees adopted a Shareholder Rights Plan (the "Plan"). Under the Plan, one right was issued for each outstanding Share held as of April 24, 1989, and a right will be attached to each Share issued in the future. The rights authorize the holders to purchase Shares at a price below market upon the occurrence of certain events, including, unless approved by the Board of Trustees, acquisition by a person or group of certain levels of beneficial ownership of the Trust or a tender offer. The rights are redeemable by the Trust for $.01 and expire on April 24, 1999.

REIT QUALIFICATION

  The Trust operates in a manner intended to qualify for treatment as a real estate investment trust under Sections 856 to 860 of the Code. In general, a real estate investment trust that distributes to its shareholders at least 95% of its taxable income (other than net capital gain) for a taxable year and that meets certain other conditions will not be taxed on income (including net capital gain) distributed for that year. If the Trust fails to qualify in any taxable year, it will be taxed as a corporation for that year, and distributions to shareholders will not be deductible by the Trust in computing its taxable income. Under certain circumstances, the Trust also will be disqualified from being treated as a real estate investment trust for the ensuing four taxable years. The Trust may, at its election, redeem Shares if the Trustees believe in good faith that the ownership interest of the holder of such Shares might adversely affect the federal income tax status of the Trust or its shareholders. Redemption in such circumstances will be at the fair market value of the Shares as determined in good faith by the Trustees.
  Certain REIT tax matters relating to the Trust are being passed upon by Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109.

FEDERAL INCOME TAX CONSIDERATIONS

  In any year in which the Trust qualifies to be taxed as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income except that distributions of net capital gains designated by the Trust as capital gain dividends will be taxed as long-term capital gain income to the shareholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder's Shares with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Shares.

  Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Shares offered hereby and with respect to the tax consequences arising under the laws of any state, municipality or other taxing jurisdiction, as well as the Federal tax consequences resulting from such investor's own tax characteristics. Foreign investors should consult their own tax advisors concerning the tax consequences to them of an investment in the Trust, including the possibility of United States income tax withholding on Trust distributions.

SHAREHOLDER LIABILITY

  The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Trust's property or the affairs of the Trust. The Declaration of Trust further provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they may become subject by reason of their being or having been shareholders. In addition, the Trust is required to, and as a matter of practice does, insert a clause in its contracts that provides that shareholders shall not be personally liable thereunder. However, in respect to tort claims and contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. The Trust carries public liability insurance that the Trustees consider adequate. Thus, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Shares is American Stock Transfer & Trust Company, New York, New York.

                                LEGAL OPINIONS

  The legality of the Shares offered hereby is being passed upon for the Trust by Kirkpatrick & Lockhart LLP, 1800 M Street, N.W., Washington, D.C. 20036. Certain REIT tax matters relating to the Trust are being passed upon by Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109.

                                    EXPERTS

  The Consolidated Financial Statements and Schedules of the Trust as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 incorporated herein by reference have been incorporated herein in reliance on the reports dated February 10, 1995, of Grant Thornton LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information included in the Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 which are incorporated herein by reference, Grant Thornton LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports dated May 5, 1995 and August 8, 1995 included in the Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

  The Statement of Revenue and Certain Expenses of Sidcor Finley Associates for the year ended December 31, 1994, included in the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 1995, incorporated by reference herein, has been incorporated herein in reliance on the report dated June 13, 1995 of Warady & Davis LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE TRUST. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE TRUST SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Trust..................................................................   2
Recent Developments........................................................   2
Use of Proceeds............................................................   3
Price Range of the Shares and Distributions................................   3
Determination of Offering Price............................................   4
Plan of Distribution.......................................................   4
Selling Security Holders...................................................   4
Description of Shares......................................................   4
Legal Opinions.............................................................   6
Experts....................................................................   6

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 337,527 SHARES

            [LOGO OF FEDERAL REALTY INVESTMENT TRUST APPEARS HERE]

                                 COMMON SHARES


                                ---------------

                                   PROSPECTUS

                                ---------------


                                OCTOBER  , 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

  The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

      SEC Registration Fee............................................. $ 2,883
      New York Stock Exchange Listing Fee..............................   1,500
      Blue Sky Fees and Expenses.......................................     300
      Printing and Engraving Costs.....................................   7,500
      Accounting Fees and Expenses.....................................   5,000
      Legal Fees and Expenses..........................................  10,000
      Transfer Agent and Registrar's Fees..............................   1,500
      Miscellaneous....................................................   1,317
                                                                        -------
          Total........................................................ $30,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Trust's Third Amended and Restated Declaration of Trust provides in substance that Trustees and officers of the Trust shall not be personally liable to the Trust or to any other person involving the Trust's affairs, except for their own bad faith, willful misconduct, gross negligence or reckless disregard of duties, or failure to act in good faith in the reasonable belief that their action was in the best interest of the Trust. The Trust indemnifies and holds harmless each Trustee and officer against all claims, liabilities and expenses in connection with the defense or disposition of any lawsuit threatened or brought by reason of his office, except as to any matter for which he is personally liable as stated above.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the Third Amended and Restated Declaration of Trust or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid in the successful defense of any action, suit or proceeding) is asserted in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

      (3) Third Amended and Restated Declaration of Trust+
      (5) Opinion regarding legality
      (8) Opinion regarding tax matters
     (15) Acknowledgement of Independent Accountants (included on II-3)
     (23) Consent of Independent Accountants (included on II-3)
     (23) Consents of Counsel (included in opinions)
     (24) Power of attorney (included on signature page)*

--------
  + Incorporated by reference from Registration Statement No. 33-30912, dated
    September 12, 1989.
  *Previously filed.

ITEM 17. UNDERTAKINGS

  (1) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (4) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We have issued our reports dated February 10, 1995, accompanying the consolidated financial statements of Federal Realty Investment Trust appearing in the 1994 Annual Report of the Trust to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 1994 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement and the related Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

                                          Grant Thornton LLP

Washington, D.C.

October 3, 1995

  We have issued our report dated June 13, 1995 accompanying the Statement of Revenue and Certain Expenses of Sidcor Finley Associates for the year ended December 31, 1994 included in the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 1995, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said report in this Registration Statement and the related Prospectus and to the use of our name as it appears under the caption "Experts."

                                          Warady & Davis LLP

Deerfield, Illinois

October 3, 1995

                  ACKNOWLEDGEMENT OF INDEPENDENT ACCOUNTANTS

  We hereby acknowledge our awareness of the use of our reports included in the Trust's Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus constituting part of this Registration Statement. Such reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

                                          Grant Thornton LLP

Washington, D.C.

October 3, 1995

                              CONSENTS OF COUNSEL

  The consent of Kirkpatrick & Lockhart LLP is contained in its opinion filed as Exhibit 5 to this Registration Statement.

  The consent of Goodwin, Procter & Hoar is contained in its opinion filed as
Exhibit 8 to this Registration Statement.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE STATE OF MARYLAND ON THIS 3RD DAY OF OCTOBER 1995.

                                          Federal Realty Investment Trust


                                          By:      /s/ Steven J. Guttman
                                              ---------------------------------
                                               STEVEN J. GUTTMAN, PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THIS FORM S-3 REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURES                        TITLE                 DATE


        /s/ Steven J. Guttman          President and
-------------------------------------   Trustee (Chief         October 3, 1995
          STEVEN J. GUTTMAN             Executive Officer)

        /s/ Mary Jane Morrow           Senior Vice
-------------------------------------   President Finance &    October 3, 1995
          MARY JANE MORROW              Treasurer (Chief
                                        Financial Officer)

         /s/ Cecily A. Ward            Controller (Chief
-------------------------------------   Accounting Officer)    October 3, 1995
           CECILY A. WARD

        /s/ Dennis L. Berman*          Trustee
-------------------------------------                          October 3, 1995
          DENNIS L. BERMAN

                                       Trustee
-------------------------------------                          October 3, 1995
           KRISTIN GAMBLE

       /s/ Samuel J. Gorlitz*          Trustee
-------------------------------------                          October 3, 1995
          SAMUEL J. GORLITZ

         /s/ Morton Lerner*            Trustee
-------------------------------------                          October 3, 1995
            MORTON LERNER

         /s/ Walter F. Loeb*           Trustee
-------------------------------------                          October 3, 1995
           WALTER F. LOEB

             SIGNATURES                         TITLE                DATE

          /s/ George Perry*             Trustee
-------------------------------------                          October 3, 1995
            GEORGE PERRY

        /s/ Donald H. Misner*           Trustee
-------------------------------------                          October 3, 1995
          DONALD H. MISNER

    /s/ A. Cornet De Ways Ruart*        Trustee
-------------------------------------                          October 3, 1995
       A. CORNET DE WAYS RUART

* Signed by Steven J. Guttman pursuant to a Power of Attorney, previously filed.

                                 EXHIBIT INDEX

 EXHIBIT NO.                           ITEM                            PAGE NO.
 -----------                           ----                            --------
   (3)       Third Amended and Restated Declaration of Trust........       +
   (5)       Opinion regarding legality.............................
   (8)       Opinion regarding tax matters..........................
             Acknowledgement of Independent Accountants (included on
  (15)       II-3)..................................................
  (23)       Consent of Independent Accountants (included on II-3)..
  (23)       Consents of Counsel (included in opinions).............
  (24)       Power of attorney (included on signature page).........       *

--------
+ Incorporated by reference from Registration Statement No. 33-30912, dated September 12, 1989.
*  Previously filed.